EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


September 19, 2000



Nuveen Tax-Free Unit Trust, Series 1193
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1193
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1193


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1193 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN